CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts," "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" and to the use of our reports dated March 16, 1998, relating to the consolidated financial statements and schedule of Production Resource Group, L.L.C., and September 19, 1997, relating to the combined financial statements of Bash Theatrical Lighting, Inc. and Affiliates, included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-46235) and related Prospectus of Production Resource Group, L.L.C. for the registration of $100,000,000 of its 11.5% Senior Subordinated Notes due 2008.


                                                     /s/ Ernst & Young LLP
                                                     -----------------------
                                                     Ernst & Young LLP
New York, New York
April 22, 1998